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                                                                   EXHIBIT 10.10

                                      LEASE

         THIS LEASE, ("Lease") made as of this ___ day of December, 2004, by and between CHARLES MCANSIN ASSOCIATES, A LIMITED PARTNERSHIP, a Massachusetts limited partnership, c/o JOAN FABRICS CORPORATION, 100 Vesper Executive Park, Tyngsboro, Massachusetts 01879 ("Landlord") and QUAKER FABRIC CORPORATION OF FALL RIVER, a Massachusetts corporation, 941 Grinnell Street, Fall River, Massachusetts 02721 ("Tenant").



                              W I T N E S S E T H:

                                    ARTICLE 1
                         Reference Data and Definitions

         1.01. Reference Data:

         LANDLORD'S ADDRESS:  As stated above.

         TENANT'S ADDRESS:  As stated above.

         PREMISES: Approximately 540,000 rentable square feet located at 81 Commerce Drive, Fall River, Massachusetts, as shown on Exhibit A, together with 438 parking spaces designated for the exclusive use of Tenant's employees and business invitees on the Land in the location shown in Exhibit A-1.

         TOTAL BUILDING SIZE:  600,000 rentable square fee (100%).

         TENANT'S PROPORTIONATE SHARE:  90%

         TERM COMMENCEMENT DATE:  January 1, 2005.

         INITIAL TERM:  Eleven (11) years; to expire on December 31, 2016.

         BASIC RENT:

         Calendar Months 1-12 (Year 1) at the rate of $1,300,000 per annum ($108,333.33 per month).

         Calendar Months 13-72 (Years 2-6) at the rate of $1,620,000 per annum ($135,000 per month) calculated at the rate of $3.00 per rentable square foot per annum.

         Calendar Months 73-132 (Years 7-11) at the rate of $1,755,000 per annum ($146,250 per month) calculated at the rate of $3.25 per rentable square foot per annum.


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         EXTENSION TERM RENT (as described in Section 4.03)

         PERMITTED USES: Weaving and finishing of textile fabrics, light manufacturing, warehouse and distribution purposes and all other uses permitted by law and by the Permitted Exceptions, as the same may be amended from time to time.



                                    ARTICLE 2
                                    Premises

         2.01. Premises. Landlord hereby leases and lets to Tenant, and Tenant hereby takes and hires from Landlord, upon and subject to the terms, conditions, covenants and provisions hereof, the Premises, subject to the Permitted Exceptions. Landlord reserves the right to those parking spaces to the north of the building as shown on Exhibit A-1 to be designated for the exclusive use of tenant(s) in the 60,000 square foot office space in the Building which is not part of the Premises.

         2.02. Right of First Offer. If Landlord decides to sell its interest in the Building and the Land, Landlord shall notify Tenant in writing (the "Offer Notice") of the selling price that the Landlord is willing to accept for its interest in the Building and Land. Within fifteen (15) business days of Tenant's receipt of the Offer Notice, the Tenant, if it wishes to purchase the Landlord's interest in the Building and Land for the amount specified in the Offer Notice, shall notify the Landlord in writing of its election to purchase the Landlord's interest in the Building and Land (the "Election Notice") and to enter into a purchase and sale agreement satisfactory to and prepared by Landlord and substantially in the form attached hereto as Exhibit B with respect to Landlord's interest in the Building and the Land, which shall be furnished to Tenant at the same time as the Offer Notice. If, after the expiration of such fifteen (15) business day period Tenant has not executed such purchase and sale agreement, Landlord shall be free to sell its interest in the Building and the Land at a price equal to or greater than the lowest price Landlord offered Tenant in the Offer Notice. If Landlord decides to sell its interest in the Building and the Land at a price lower than the lowest price offered in writing to Tenant, or if Landlord has not entered into a letter of intent with a bona fide third party purchaser for the sale of Landlord's interest in the Building and Land with a third party within six (6) months and fifteen (15) business days after delivery of the Offer Notice to Tenant which results in a sale of Landlord's interest in Building and Land to the signatory to the letter of intent (or to an assignee or designee permitted under the letter of intent) within twelve (12) months of the execution of the letter of intent, Landlord must again comply with requirements of this Section. If, after both parties have executed the above described purchase and sale agreement, the sale is not consummated because Tenant exercises its right of termination or defaults, the terms of this Section 2.02 thereafter become null and void and of no further force and effect. In the event that the Landlord sells its interest in the Building and the Land to a party other than Tenant after having complied with the above provisions, the terms and conditions of the above provisions thereafter shall be null and void and of no further force and effect, with respect to Tenant and any future purchaser of Landlord's interest in the Building and Land.

                                    ARTICLE 3
                                      Term



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         3.01. Term Commencement. The Lease Term shall commence on January 1,
2005.

         3.02. Termination. The Lease Term shall end on December 31, 2016.

         3.03. Extension Option. Provided that no Event of Default shall exist either at the time such option is exercised or at the expiration of the then current term, Tenant may, at Tenant's sole option, extend the term of this Lease for two additional five (5) year extension terms ("Extension Options"), subject to all of the terms and conditions hereof, excepting only with respect to the Basic Rent during the extension term (which is as set forth in Section 4.03 below) and the right to extend the term of the Lease beyond the second 5 year extension term. Tenant shall exercise such options by giving notice in writing to Landlord of Tenant's exercise of such options not less than nine (9) months, prior to the expiration of the then current term. In the event Tenant fails to exercise an option hereunder, or having exercised such option, an Event of Default then or thereafter exists prior to the Commencement of the extension term hereof, this Lease shall terminate on the Lease Termination Date or the expiration of the first extension term, whichever is applicable, and if such an Event of Default exists, Landlord shall have all its rights and remedies provided herein. Landlord hereby covenants and agrees to timely purchase the Land or otherwise exercise its extension option under the Ground Lease of the Land with the Fall River Redevelopment Authority (the "Ground Lease") in order to assure the ability of Landlord to provide to Tenant the Extension Options set forth herein.


                                    ARTICLE 4
                                      Rent

         4.01. Basic Rent. Tenant shall pay Landlord for the Premises, without offset or deduction, except as expressly set forth herein, and without previous demand therefor, the Basic Rent for each Lease Year. Basic Rent shall be paid in monthly installments as stated in Article 1.01 hereof in advance on the first day of each calendar month starting January 1, 2005 during the Lease Term.

         4.02. Computation of Basic Rent. The Basic Rent for each Lease Year during the initial term shall be as stated in Article 1.01 hereof.

         4.03. Basic Rent During Extension Term. If Tenant exercises an Extension Option pursuant to Section 3.03, Basic Rent during the extension term shall be determined as follows:

         First Extension Term - Calendar Months 133-192 (Years 12-16) at the rate of $2,160,000 per annum ($180,000 per month) calculated at the rate of $4.00 per rentable square foot per annum.

         Second Extension Term - Calendar Months 193-252 (Years 17-21) at the rate of $2,295,000 per annum ($191,250 per month) calculated at the rate of $4.25 per rentable square foot per annum.

                                    ARTICLE 5
                                 Use of Premises



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         5.01. Use Restricted. The Premises may be used for the Permitted Uses and for no other purpose.

                                    ARTICLE 6
                                Additional Rent:
                  Taxes, Insurance and Common Area Maintenance

         6.01. Real Estate Taxes. Commencing January 1, 2006, Tenant shall pay, as Additional Rent, Tenant's Proportionate Share of all Taxes which arise in respect of the operation, possession or use of the Land and Building including, without limitation, all charges for utilities furnished to the Premises which may become a lien on Premises in the following manner:

         (a) Commencing January 1, 2006, Tenant shall pay to the Landlord one twelfth (1/12) of the amount of the Tenant's Proportionate Share of Taxes for each fiscal tax year on or before the first day of each month during such fiscal year, in advance, in an amount estimated by Landlord based upon the then current tax bill for the Building and Land from the City of Fall River. Landlord shall make timely payment of Taxes when due, provided that Tenant has made the required payments hereunder. Within a reasonable period of time after Landlord has received the tax bill for any such fiscal tax year, Landlord shall furnish to Tenant a statement (the "Landlord's Tax Statement") setting forth the amount of such real estate taxes for such fiscal tax year and Tenant's Proportionate Share of Taxes. If the actual amount of Tenant's Proportionate Share of Taxes for such fiscal tax year exceeds the estimated amount thereof paid by Tenant for such fiscal tax year, then Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Tenant's Proportionate Share of Taxes within twenty (20) days after receipt of Landlord's Tax Statement, and if the total amount paid by Tenant for any such fiscal tax year shall exceed the actual amount of Tenant's Proportionate Share of Taxes for such fiscal year, then such excess shall be credited against the next installment of Rent hereunder, or, at the end of the Term shall be returned to Tenant by Landlord.

         Notwithstanding the foregoing, for any fraction of a tax or assessment period or installment period, included in the Lease Term at the beginning or end thereof, Tenant shall pay only the fraction of Taxes so levied or assessed or becoming payable which is allocable to such included period. Tenant shall have the right to reasonably request such information from Landlord to verify Landlord's calculation of Tenant's proportionate share for any fiscal year.

         Tenant shall have the right to contest, without postponement of payment, by appropriate proceedings, the amount or validity of any such tax which Tenant is obligated to pay in accordance with the provisions of this
Article 6. If Tenant shall request the same, Landlord agrees to execute applications, appeals, and other documents to enable Tenant to maintain such proceedings. Landlord shall not be subject to any liability for the payment of costs or expenses in connection with such proceedings, and Tenant shall indemnify Landlord and save Landlord harmless from and against all such costs and expenses. Either party paying any tax or assessment shall be entitled to recover, receive and retain for its own benefit all abatements and refunds related thereto, unless it has previously been reimbursed by the other party. Any abatement or refund related to a tax or assessment the payment of which was apportioned between the parties shall be first applied to the costs of securing such abatement or refund, and the balance shall be apportioned in like manner.



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Neither party shall discontinue any abatement proceedings begun by it without first giving the other party notice of its intent so to do and reasonable opportunity to be substituted in such proceedings.

         Nothing contained in this Lease shall, however, require Tenant to pay any franchise, corporate, estate, inheritance, succession capital levy or transfer tax of Landlord, or any income, profits or revenue tax or charge upon the Rent payable by Tenant under this Lease unless (a) such tax is imposed, levied or assessed in substitution for any other tax or assessment which Tenant is required to pay pursuant to Section 6.01, or (b) if at any time during the Term of this Lease, the method of taxation shall be such that there shall be levied, assessed or imposed on Landlord a capital levy or other tax directly on the rents received from the Premises and/or any tax or assessment measured by or based, in whole or in part, upon such rents or measured in whole or in part by income from the Premises, or upon the value of the Premises or any present or future improvement or improvements on the Premises, in which case all such taxes and assessments or the part thereof so measured or based ("Substitute Taxes"), shall be payable by Tenant, provided however, Tenant's obligation with respect to the aforesaid Substitute Taxes shall be limited to the amount thereof as computed at the rates that would be payable if the Premises were the only property of Landlord. Landlord shall promptly furnish to Tenant a copy of any notice of any public, special or betterment assessment received by Landlord concerning the Premises.

         6.02. Insurance Costs. Commencing January 1, 2006, Tenant shall pay, as Additional Rent, Tenant's Proportionate Share of all premiums required to keep in full force and effect the property, casualty and liability insurance and umbrella liability insurance carried by Landlord with respect to the Building. Such Additional Rent shall be payable as part of the Common Area Maintenance Charges.

          6.03. Common Area Maintenance. Commencing January 1, 2006, Tenant shall pay as Additional Rent, Tenant's Proportionate Share of all Common Area Maintenance Charges (as defined below) during the Lease Term (other than the first year of the Lease Term) in the manner provided in Section 6.04. The anticipated Common Area Charges as of December 13, 2004 are listed in Exhibit G. As used herein, "Common Area Maintenance Charges" shall mean all expenses, costs and disbursements which Landlord shall pay or become obligated to pay in connection with operating, insuring, equipping, protection, maintaining and repairing the Building, its systems, and Common Areas, snow removal, rubbish removal, landscaping, operation of any common fire alarm and/or security system, or heating and air conditioning system, or otherwise including, without limitation: (a) all wages and salaries of all Persons employed in connection therewith (including taxes, insurance and benefits relating thereto), (b) the cost of all supplies and materials used in connection therewith, (c) all maintenance, and service agreements including management agreements providing management fees not in excess of those customarily charged in the Greater Fall River area, (d) utilities in accordance with Section 9.01 (payable in the manner set forth therein), (e) insurance, including without limitation casualty insurance, rent insurance, flood hazard insurance, if applicable, liability insurance, by umbrella or otherwise, and all such other commercially reasonable insurance coverage as Landlord's mortgagees or ground lessors may from time to time require or as Landlord may from time to time reasonably require (provided that Landlord shall be solely responsible for any environmental liability insurance premiums), (f) capital items amortized over their useful life in accordance with generally accepted accounting principles consistently applied (it being expressly understood that Landlord shall be exclusively responsible


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for the amortized cost of any such items allocated to the period following expiration of the Term) and (g) pursuing any application for an abatement of Taxes. Notwithstanding the above, Common Area Maintenance Charges shall not include: (a) the costs of off-site personnel with exception to the costs of Landlord's off-site management function for the facilities; (b) the cost of any "tenant allowances" or other costs incurred in preparing the Building for occupancy and any alterations, decoration or improvements made to leasable space in the Building on account of said prospective tenants or other occupants of the Building; (c) costs associated with any environmental assessments or remediation of the Building or Land; (d) financing or refinancing costs; (e) expenses in the nature of interest, fines and penalties; (f) rent, additional rent and other charges payable under the Ground Lease; (g) expenses for which Landlord has been or will be reimbursed; and (h) professional fees incurred in connection with the preparation of financial statements, tax returns and other documents and information for Landlord or its mortgagees, or with respect to other Leases of the Building or Land; janitorial expenses (it being expressly agreed that Tenant shall be responsible for its own janitorial services); and (j) the cost of services provided to other tenants of the Building or Land but not provided to Tenant. Common Area Maintenance Charges shall be determined on accrual basis in accordance with generally accepted accounting principles which shall be consistently applied and shall be generally consistent in amount per square foot with similar charges for similar commercial properties within the Greater Fall River area.

         6.04. Method of Payment. Tenant shall pay to the Landlord one twelfth (1/12) of Tenant's Proportionate Share of Common Area Maintenance Charges for each Calendar Year from and after January 1, 2006 on the first day of each and every month in advance, in an amount estimated by Landlord, provided Landlord shall have the right initially to determine monthly estimates and revise such estimates on an annual basis. Landlord shall provide Tenant with written notice of any anticipated increase of more than ten (10%) percent included in Common Area Maintenance Charges within ten (10) days' of Landlord's discovery thereof, provided that failure of Landlord to do so shall not constitute a default of Landlord hereunder. Within sixty (60) days after the expiration of such Calendar Year, Landlord shall furnish to Tenant a statement (the "Landlord's Common Area Maintenance Expense Statement") setting forth in reasonable detail the Common Area Maintenance Charges for such Calendar Year, and Tenant's Proportionate Share of Common Area Maintenance Charges. If the actual Common Area Maintenance Charges for such Calendar Year exceeds the estimated Common Area Maintenance Charges paid by Tenant for such Calendar Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Tenant's Proportionate Share of Common Area Maintenance Charges within twenty (20) days after receipt of Landlord's Common Area Maintenance Expense Statement, and if the total amount paid by Tenant for any such Calendar Year exceed the actual Tenant's Proportionate Share of Common Area Maintenance Charges for such Calendar Year, such excess shall be credited against the next installment of Rent hereunder, or, at the end of the Term shall be returned to Tenant by Landlord. In no event shall Tenant be liable for any Common Area Maintenance Expenses as to which Tenant has not received a statement therefor within six (6) months after the expiration of any Calendar Year. Tenant shall have the right to audit Landlord's books and records relating to Common Area Maintenance Charges, and to have Tenant's charges adjusted accordingly if such audit discloses any expenses not permitted or provided for under this Lease. If Tenant's actual payments exceed the amount that Tenant should have been billed, then Landlord shall refund the excess, and if the excess is more than five (5%) percent of the amount Tenant should have paid, then Landlord shall also pay


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Tenant's costs associated with performing the audit. Landlord's records shall be maintained for a period of two (2) years from the expiration of each Calendar Year.


                                    ARTICLE 7
                Improvements, Repairs, Additions and Replacements

         7.01. Readiness for Occupancy - Condition of Premises.

         A. Subject to the obligations of Landlord set forth in Article 8 and in Exhibit B-1, the Premises shall be delivered in broom-clean condition with all mechanical, electrical and plumbing systems and structure and roof in good repair and working condition. Tenant will be responsible for making any additional improvements to the Premises as required for its operation; however, Tenant shall not be allowed to make structural alterations other than Minor Non-Structural Alterations as defined in Section 7.02 below without Landlord's consent. Tenant's plans for its improvements for the Premises are attached hereto as Exhibit C, which plans are approved by Landlord, subject to Landlord's final approval of plans and specifications first prepared by a licensed professional architect or licensed engineer, which approval shall not be unreasonably withheld, conditioned or delayed.

         Prior to the Term Commencement Date, Tenant shall have access upon reasonable prior notice to Landlord to the Premises 24 hours a day, 7 days a week, including access to the roof for installation and maintenance of its equipment and as is otherwise in compliance with the terms of this Lease. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the risk of Tenant.

         7.02. Alterations and Improvements. Landlord hereby approves Tenant's plans for its initial improvements to the Premises, as set forth in Exhibit C hereto. Tenant may also make non-structural alterations or additions to the Premises costing less than $50,000 and not including the roof, structure or the mechanical systems of the Building, or to the electrical system of the Building costing less than $25,000 (referred to in this document as "Minor Non-Structural Alterations") without first obtaining the Landlord's written consent. Tenant will provide Landlord with no less than five (5) days written notice prior to undertaking any Minor Non-Structural Alterations hereunder having a cost in excess of $15,000, except in case of emergency. Tenant shall not make any other alterations or additions to the Premises except in accordance with plans and specifications therefor first prepared by a licensed professional engineer or licensed architect and approved by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed. Without limitation, Landlord shall not be deemed unreasonable for withholding approval of any alterations or additions which would require unusual expense to readapt the Premises to normal Permitted Uses upon termination of this Lease or would result in an increase in the cost of insurance or Taxes and Tenant did not agree to assume such expense or increase in the cost of insurance or Taxes. All alterations and additions approved by Landlord in writing shall be a part of the Premises unless Landlord indicates otherwise at the time of approval of such alterations or additions pursuant to this paragraph. Tenant shall be responsible for the removal of such alterations or additions so designated by Landlord, as well as for the removal of any other alteration and addition not approved in writing by Landlord, except for Minor Non-Structural Alterations, as to which Tenant shall not have a removal obligation at the end of the Lease. Landlord hereby agrees that Tenant is not


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obligated to remove from the Premises the alterations described in
Exhibit C. All of Tenant's alterations and additions and installation of furnishings shall be coordinated with any work performed by Landlord and in such a manner as to maintain harmonious labor relations and not to damage the Building or the Premises. Except for work done by or through Landlord, Tenant, before its work is started, shall: secure all licenses and permits necessary therefor; deliver to Landlord a statement of the names of all its contractors and subcontractors and the estimated cost of all labor and material to be furnished by them (except for Minor Non-Structural Alterations); and cause each contractor to carry workmen's compensation insurance in statutory amounts covering all the contractor's and subcontractor's employees and comprehensive public liability insurance with such limits as Landlord may reasonably require, but in no event less than the following amounts for personal injury, death and property damage: $10,000,000 for riggers and high risk contractors; $3,000,000 for medium risk contractors; and $1,000,000 for low risk contractors (all such insurance to be written in companies approved by Landlord and insuring Landlord and Tenant as well as the contractors), and to deliver to Landlord certificates of all such insurance. The above amounts may be adjusted upwards by Landlord to reflect inflation. Tenant agrees to pay promptly when due the entire cost of any work done in the Premises by Tenant, its agents, employees, or independent contractors, and not to cause or permit any liens for labor or materials performed or furnished in connection therewith to attach to the Premises and immediately to discharge or bond over (with an insurance company satisfactory to Landlord for the full amount of the claim) within ten (10) days notice thereof any such liens which may so attach. All construction work done by Tenant, its agents, employees or contractors shall be done in a first class workmanlike manner and in compliance with all Legal Requirements and Insurance Requirements. Landlord may inspect such work at any time or times and shall promptly give notice to Tenant of any observed defects.

         7.03. Maintenance by Tenant. Tenant shall, at all times during the Lease Term, and at its own cost and expense, (i) keep and maintain (or cause to be kept and maintained) the Premises in good repair and clean, orderly and sanitary condition (ordinary wear and tear and damage by fire or other casualty under the terms of Article 17 only excepted) and (ii) prevent any waste, damage or injury thereto.

         7.04. Maintenance by Landlord. Landlord shall, at all times during the Lease Term, keep and maintain (or cause to be kept and maintained) in good repair and clean, orderly and sanitary condition, and in compliance with all Legal Requirements and Insurance Requirements (subject to being reimbursed under Article 6 to the extent provided thereunder) the roof, Building, mechanical, plumbing and electrical systems, including the HVAC system, exterior facade (including glass), landscaping common area maintenance, snowplowing, and structure of the Building during the Term, unless the need for repairs to the same results, in whole or in part, from the acts and omissions of Tenant, its contractors, agents, subcontractors, subagents or their respective employees, in which event Tenant shall be responsible for the portion of the repairs thereof attributable to it.

         7.05. Redelivery. On the Lease Termination Date, Tenant shall quit and surrender the Premises free and clear of all tenants, occupants, liens, and encumbrances whatsoever except (i) Permitted Exceptions and (ii) encumbrances, restrictions or reservations caused by or consented to by Landlord. Tenant shall, subject to the provisions of Articles 17 and 18 hereof, surrender the Premises to Landlord broom clean and in good condition and repair (ordinary wear and tear,


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damage by fire or other casualty under the terms of Article 17 only excepted)
with all damages occasioned by Tenant's removal of Tenant's fixtures, equipment, other personal property and any alterations or additions required to be removed by Tenant at the end of the Lease under Section 7.02, repaired to Landlord's reasonable satisfaction.


                                    ARTICLE 8
                                 Transition Year

         Year One (1) of this Lease (January 1, 2005 - December 31, 2005) shall be a transition year. Landlord and Tenant acknowledge the following:

(1) Equipment belonging to Joan Fabrics Corporation and/or affiliated entities (together referred to as "the Joan Equipment") is presently located in the Premises;

(2) Joan is currently in the process of relocating some of the Joan Equipment to other Joan locations and selling the remainder of the Joan Equipment to third parties;

(3) Until the Joan Equipment is removed from the Premises, prospective purchasers will be viewing the Joan Equipment and riggers will be disassembling and removing Joan Equipment from the Premises in accordance with the schedule set forth in Exhibit B-1 attached hereto and incorporated herein (the "Delivery Schedule");

(4) The Joan Equipment shall be removed from the Premises in accordance with the Delivery Schedule.


                                    ARTICLE 9
                         Tenant's Affirmative Covenants

9.01. Pay Rent/Utilities. Tenant shall pay when due all Basic Rent and Additional Rent. In addition, Tenant shall pay all charges for utility services (including but not limited to, electricity, gas, water and sewer) for Tenant's use rendered to the Premises.

Electricity

At present there are two (2) 4,000 amp switch gears feeding electricity into the Building shown as SGA and SGB on Exhibit B-2 attached hereto. SGB provides electricity to approximately half of the Premises and half of the outdoor lighting. SGA provides electricity to approximately half of the Premises, the Chiller (fans, pumps, etc. for air movement), the 60,000 square foot office space which is not part of the Premises (the "Office Space"). Approximately half of the outdoor lights are fed from the Office Space panel. Landlord intends to install submeters for the Office Space. SGA and SGB will be metered to Tenant and Tenant shall be responsible for paying electricity bills for all electricity fed to SGA and SGB. Landlord will reimburse Tenant for all electricity submetered to the Office Space. Landlord will reimburse Tenant for all electricity on a fair and equitable basis to the Chiller in proportion to its use of the Chiller for service to the Office Space.


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Landlord will be responsible for electricity for outdoor lighting fed from the panel in the Office Space. Tenant will be responsible for electricity for all other outside lighting.

Gas

At present there is one gas feed to the Building which is located on the Premises (outside the Building). Gas provides all plant heating, fuel for the Chiller, and heat for the Office Space. The Office Space has its own boiler which will be submetered to Landlord. The Chiller is now submetered for gas (but not electricity). Tenant shall be responsible for paying gas bills for all gas going into the Building. Landlord will reimburse Tenant for all gas submetered to the Office Space. Landlord will reimburse Tenant for all gas submetered to the Chiller on a fair and equitable basis in proportion to its use of the Chiller to service the Office Space.



Water/Sewer

The Building has one water meter in the Building which is located in the Premises. Water and sewer bills are based on this meter, which will be metered to Tenant. Tenant shall be responsible for paying the water and sewer bills for the Building. Landlord will reimburse Tenant for water and sewer based on 15 gallons of water per person in occupancy in the Office Space.


Diesel Fuel

There is a diesel fuel tank for emergency generator use. This will be the responsibility of Landlord to service.


         9.02. Occupancy of the Premises. Tenant shall occupy the Premises continuously from the Term Commencement Date for the Permitted Uses only. Tenant shall not (i) injure or deface the Premises, (ii) install any sign in or on the Premises or the Land without prior written approval of Landlord which shall not be unreasonably withheld, delayed or conditioned (provided that Landlord hereby expressly approves the signage described in Exhibit H, subject to Tenant's obtaining any necessary approval thereof from the City of Fall River), and (iii) conduct its operations in the Premises in accordance with applicable Legal Requirements and Insurance Requirements. Tenant shall maintain the Premises in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests. Tenant is responsible for the security of the Premises and its own personnel and invitees. Landlord acknowledges that Tenant intends to operate textile equipment in the Premises 24 hours/day, 7 days/week, and agrees that the same shall not be deemed to constitute a nuisance or give rise to an Event of Default hereunder.

         9.03. Safety. Tenant shall keep the Premises equipped with all safety appliances required by Legal Requirements or Insurance Requirements because of any use made by Tenant's particular operations in the Premises. Tenant shall procure all Authorizations so required because of such use and, if requested by Landlord, shall do any work so required because of such use, it being


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understood that the foregoing provisions shall not be construed to broaden in any way the Permitted Uses.

         9.04. Rules and Regulations. Tenant shall comply with all Rules and Regulations, which shall be uniform and generally applicable to all Tenants of the Building; provided, however, that all such Rules and Regulations shall be subject to change from time to time at the discretion of Landlord, and further provided that in no event shall such Rules and Regulations impair Tenant's lawful conduct of the Permitted Uses or the exercise of Tenant's other rights under this Lease.

         9.05. Personal Property Taxes. Tenant shall pay promptly when due all Taxes upon personal property, owned or leased by Tenant, if any, (including, without limitation, fixtures and equipment) in the Premises to whomsoever assessed.

         9.06. Legal Requirements. Tenant shall, at its own cost and expense, promptly observe and comply with all Legal Requirements and Insurance Requirements applicable to Tenant's particular operations in the Premises.

         9.07. Net Lease. Except as expressly provided herein, it is the intention of the parties that occurring after the Transition Year (Year 1 of this Lease) all Rent payable hereunder shall be net to Landlord (with the exception only of payments to the holder of the Ground Lease and Sublease), so that this Lease shall yield to Landlord at least the Basic Rent and Additional Rent specified herein during the term of this Lease after the Transition Year. Except as expressly provided herein, Landlord shall not be obligated to pay any charge or bear any expense whatsoever against or with respect to the Premises, and the Basic Rent and Additional Rent payable hereunder shall not be subject to any reduction or offset whatsoever on account of any such charge or otherwise, except as expressly set forth herein.

                                   ARTICLE 10
                               Hazardous Materials

         Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Material" (as defined in Section 10(e)) in the Premises or otherwise in the Building.


         (a) Tenant, at its sole cost and expense, from and after the Term Commencement Date shall comply with all laws, statutes, ordinances, rules and regulations of any governmental authority having jurisdiction concerning environmental, health and safety matters arising from Tenant's operations or use, including, but not limited to, any discharge into the air, surface water, sewers, soil or groundwater of any Hazardous Material, whether within or outside the Premises or otherwise in the Building.

         (b) Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or otherwise in the Building by Tenant, its agents, employees, contractors or invitees, except in compliance with all Legal Requirements. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of a release of Hazardous Material in the Premises or otherwise in the Building or on the Land caused by Tenant or its invitees, licensees, agents or employees results in contamination of the Premises or the Building or the Land, then Tenant

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shall indemnify, defend and hold Landlord, its landlord, invitees, agents, employees, mortgagees and assigns harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including without limitation, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises or the Building, and sums paid in settlement of claims, actual attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water at, on or under the Premises or otherwise in the Building caused by Tenant or its invitees, agents or employees. The indemnification and hold harmless obligations of the respective parties under this Article 10 shall survive the expiration or earlier termination of this Lease. Without limiting the foregoing, if the presence or release of any Hazardous Material at the Premises or otherwise in the Building caused by Tenant or its invitees, agents or employees results in any contamination of the Premises or the Building, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises or the Building to the condition existing prior to the introduction or release of any such Hazardous Material to the Premises or the Building; provided that Landlord's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld.

         (c) Landlord and Tenant acknowledge that Landlord may become legally liable for the costs of complying with laws and regulations relating to Hazardous Material which are not the responsibility of Tenant pursuant to
Article 10(a), including, but not limited to, the following: (i) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves on to or under the Premises or the Building after the commencement of the Term; (ii) Hazardous Material present on or under the Premises or the Building as a result of any discharge, dumping or spilling (whether accidental or otherwise), on the Premises or the Building by other tenants of the Building or their agents, employees, contractors or invitees, or by others. Landlord and Tenant agree that the cost of complying with laws and regulations relating to Hazardous Material on the Premises or the Building for which Landlord is legally liable and which are paid or incurred by Landlord shall be solely and exclusively borne by Landlord and Tenant shall have no liability therefor. Without limitation of the foregoing, Landlord shall indemnify, defend and hold Tenant, its invitees, agents, employees, mortgagees and assigns harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including without limitation, damages for the loss or restriction on use of rentable or usable space or of any amenity of the premises or the Building, and sums paid in settlement of claims, actual attorneys' fees, consultant fees and expert fees) which arise during or after the Term as a result of any existing contamination of the Land or Building, as well as any contamination resulting from the migration of contaminants from other properties onto the Land (and any intrusion thereof into the Building), whether occurring before or after the date hereof. This indemnification of Tenant, its invitees, agents, employees, mortgagees and assigns by Landlord includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises or otherwise in the Building as of the date of this Lease, or arising hereafter as the result of migration of contaminants from other properties onto the Land (and any intrusion thereof into the Building), whether occurring before or after the date hereof. The indemnification and hold harmless obligations of Landlord under this Article 10 shall survive any termination of this Lease. Tenant agrees to cooperate with Landlord in Landlord's pursuit of indemnification by third parties for any existing contamination of the Building and Land, provided that Landlord's obligations under this Article 10 shall not be affected by any failure to obtain the same.

         (d) It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or sublease pursuant to Article 13 if (i) the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from assignee's or subtenant's actions or use of the property in question; or (ii) the proposed assignee or subtenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material.

         (e) As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the Commonwealth of Massachusetts or the United States Government. The term "Hazardous Material" includes, without limitation, asbestos and petroleum (including crude oil or any fraction thereof) and any material or substance which is (i) designated as a "hazardous substance" pursuant to Section 1311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section
6903), or (iii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601)

         (f) Any increase in the premium for necessary insurance on the Premises or the Building which arises from Tenant's use and/or storage of these materials shall be solely at Tenant's expense. Tenant shall procure and maintain at its sole expense such additional insurance as may be necessary to comply with any requirement of any Federal, State or local government agency with jurisdiction.

         (g) Tenant shall have no liability, obligation or responsibility for any required environmental activities or environmental contamination caused by Landlord, its employees and agents, or caused by any party other than Tenant or its invitees, agents or employees. Therefore, Landlord shall indemnify and hold harmless Tenant, its invitees, agents, employees, mortgagees and assigns from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including without limitation, the actual fees and expenses) of whatever kind or nature, contingent or otherwise known or unknown, incurred or imposed, (collectively referred to as either "claims" or "demands") arising from the conduct of Landlord's business or from any activities, work or things done, permitted or suffered by Landlord, his contractors, agents and employees.

         (h) The above representations and warranties and agreements to indemnify, defend and hold harmless shall survive the expiration or termination of this Lease, the discharge of all other obligations owed by the parties to each other, and any transfer of title to the Building or Land (whether by sale, foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing, and notwithstanding any other provision to the contrary in this Lease, the obligations of Landlord to indemnify Tenant under the provisions of this Article 10 shall expire and have no further force or effect upon any transfer of title to Landlord's interest in the Land and Building by Landlord to Tenant or any affiliate of Tenant. under the provisions of Section 2.02 above.

                                   ARTICLE 11
                             Covenant Against Liens

         11.01. Mechanics Liens. Landlord's right, title and interest in the Premises, the Land and the Building shall not be subject to or liable for liens of mechanics or materialmen for work done on behalf of Tenant in connection with improvements to Premises. Notwithstanding such restriction, if because of any act or omission of Tenant, any mechanic's lien or other lien, charge or order for payment of money shall be filed against any portion of the Premises or the Land or the Building, Tenant shall, at its own cost and expense, cause the same to be discharged or bonded over (with an insurance company satisfactory to Landlord for the full amount of the claim) within ten (10) days after the receipt of notice thereof.

         11.02. Right to Discharge. Without otherwise limiting any other remedy of Landlord for default hereunder, if Tenant shall fail to cause such liens to be discharged of record or bonded within the aforesaid ten (10) day period then Landlord shall have the right to cause the same to be discharged. All amounts reasonably paid by Landlord to cause such liens to be discharged shall constitute Additional Rent.


                                   ARTICLE 12
                               Access to Premises

         12.01. Access. Prior to the removal of the Joan Equipment from the Premises in accordance with Article 8, Landlord, Joan and their agents and designees shall have access to the Premises at any time. After Year 1, Landlord and/or Landlord's agents and designees including, but not limited to, insurance company inspectors shall have the right, but not the obligation, to enter upon the Premises at all reasonable times after twenty four (24) hour prior notice (except in the case of emergencies) during ordinary business hours to make inspections and to exhibit the Premises to prospective mortgagees, purchasers and tenants, but in the latter case of prospective tenants only during the last nine (9) months of the Lease Term. Landlord reserves the right to have reasonable access to the electrical/chiller room, the pump/water room and the fire panel in the Premises, for the purpose of properly maintaining Building systems in accordance with the requirements of this Lease.


                                   ARTICLE 13
                           Assignment and Subletting:

         13.01. Prohibition. Notwithstanding any other provision of this Lease, Tenant shall not, directly or indirectly, assign, or otherwise transfer, voluntarily or involuntarily, this Lease or any interest herein or sublet (which term without limitation, shall include granting of concessions, licenses, and the like) or allow any other person or entity to occupy the whole or any part of the Premises, without, in each instance, having first received the express consent of Landlord which consent shall not be unreasonably withheld, delayed or conditioned. Landlord shall respond to any request for consent under this Article 13 within ten (10) business days of delivery thereof. Any assignment of this Lease or subletting of the whole or any part of the Premises by Tenant without Landlord's express consent to the extent required hereunder shall be invalid, void and of no force or effect. This prohibition includes, without limitation, any assignment, subletting, or other transfer which would occur by operation of law, merger, consolidation, reorganization, acquisition, transfer, or other change of Tenant's corporate or proprietary structure, including a change in the partners of any partnership, and the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate Tenant (unless such stock is publicly traded on a recognized security exchange or over-the-counter market). Any request for consent under this Section 13.01 shall set forth, in detail reasonably satisfactory to Landlord, the identification of the proposed assignee or sublessee, its financial condition and the terms on which the proposed assignment or subletting is to be made, including, without limitation, the rent or any other consideration to be paid in respect thereto and such request shall be treated as Tenant's warranty in respect of the information submitted therewith. The consent form to be used for any approved subletting hereunder is attached as Exhibit I.

         If any request for consent is made with respect to a proposed sublease or assignment, Landlord's withholding or conditional granting of consent to any such assignment or subletting shall be deemed not unreasonable if the following conditions are not met:
         (a) no Event of Default shall have occurred and be continuing as of the date such consent is to be given or the date on which the assignment or subletting is to be effective;

         (b) the proposed sublessee or assignee agrees directly with Landlord to be bound by all of the obligations of Tenant hereunder, including, without limitation, the obligation to pay the Rent and other amounts provided for under this Lease, the covenant to use the Premises only for the purposes specifically permitted under this Lease and the covenant against further assignment.

         In any case where Landlord shall consent to any assignment or subletting, Tenant originally named herein shall remain fully liable for Tenant obligations hereunder, including, without limitation, the obligation to pay the Rent and other amounts provided under this Lease and such liability shall not be affected in any way by any future amendment, modification, or extension of this Lease or any further assignment, other transfer, or subleasing and Tenant hereby irrevocably consents to any and all such transactions. Tenant agrees to pay to Landlord, within fifteen (15) days of billing therefore (up to a maximum of $2,500.00), all reasonable legal and other out-of-pocket expenses incurred by Landlord in connection with any request to assign or sublet. It shall be a condition of the validity of any permitted assignment or subletting that the assignee or sublessee agree directly with Landlord, in form satisfactory to Landlord, to be bound by all Tenant obligations hereunder, including, without limitation, the obligation to pay all Rent and other amounts provided for under this Lease and the covenant against further assignment or other transfer or subletting.

         Without limitation of the rights of Landlord hereunder in respect thereto, if there is any assignment of this Lease by Tenant for consideration or a subletting of the whole of the Premises by Tenant at a rent which exceeds the Rent payable hereunder by Tenant, or if there is a subletting of a portion of the Premises by Tenant at a rent in excess of the subleased portion's pro rata share of the Rent payable hereunder by Tenant, then Tenant shall pay to Landlord, as Additional Rent, forthwith upon Tenant's receipt of the consideration (or the cash equivalent thereof) therefor, in the case of an assignment, fifty percent (50%) of such consideration, and in the case of a subletting, fifty percent (50%) of the amount of any such excess rent, in each case after deducting therefrom Tenant's costs associated with the transaction, including legal, brokerage, tenant improvements and free rent. The provisions of this paragraph shall apply to each and every assignment of this Lease (including by operation of law) and each and every subletting of all or a portion of the Premises, with respect to transactions described in the last paragraph of this Section 13.01. For the purposes of this Section 13.01, the term "Rent" shall mean all rent, Additional Rent or other payments and/or consideration payable by one party to another for the use and occupancy of all or a portion of the Premises.

         Notwithstanding the foregoing provisions of this Section 13.01, Landlord's prior consent shall not be required with respect to (a) a sublease or assignment to an entity controlling, controlled by, or under common control with Tenant, or (b) any assignment of this Lease to an entity acquiring all or substantially all of the stock of Tenant or with respect to a transfer of a controlling interest in Tenant or (c) any merger of the Tenant into another entity, if in the case of either (a) or (b), the Tenant herein named and any such assignee or transferee expressly agrees in writing with Landlord that each such party shall be and remain liable, jointly and severally, for all of the Tenant's obligations under this Lease, and in the case of (b) or (c), the tangible net worth (determined in accordance with generally accepted accounting principles) of any assignee of Tenant or successor to Tenant by merger, plus the tangible net worth of any other party, jointly and severally liable for the Tenant's obligations hereunder, shall be at least as great as the tangible net worth (similarly determined) of Tenant and Tenant's guarantor as of the date hereof. In addition, no consent of Landlord or any mortgagee of Landlord shall be required for any pledge or mortgage of this Lease to Tenant's lenders, or any transfers of this Lease arising from the exercise by such lenders of their remedies thereunder.

         13.02. Acceptance of Rent from Transferee. The acceptance by Landlord of the payment of Rent, Additional Rent, or other charges following assignment, subletting, or other transfer prohibited by this Article 13 shall not be deemed to be a consent by Landlord to any such assignment, subletting, or other transfer, nor shall the same constitute a waiver of any right or remedy of Landlord.


                                   ARTICLE 14
                                    Indemnity

         14.01. Tenant's Indemnity. Tenant shall indemnify and save harmless Landlord, the directors, officers, agents, and employees of Landlord, against and from all claims, expenses, or liabilities of whatever nature (a) arising directly or indirectly from any Event of Default or breach by Tenant or Tenant's contractors, licensees, agents, servants, or employees under any of the terms or covenants of this Lease or the failure of Tenant or such persons to comply with any rule, order, regulation, or lawful direction now or hereafter in force of any public authority, in each case to the extent the same are related, directly or indirectly, to the Premises or the Building, or Tenant's use thereof; or (b) arising directly or indirectly from any accident, injury, or damage, however caused, to any person or property, on or about the Premises or (c) arising directly or indirectly from any accident, injury, or damage to any person or property occurring outside the Premises but within the

Building or on the Land, where such accident, injury, or damage resulted, from any act, omission, or negligence on the part of Tenant, or Tenant's contractors, licensees, agents, servants, employees, or customers, or anyone claiming by or through Tenant.

         This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, attorney's fees and liabilities reasonably incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel reasonably acceptable to Landlord. At the request of Landlord, Tenant shall defend any such claim or proceeding directly on behalf and for the benefit of Landlord, for which Tenant is obligated to indemnify Landlord hereunder.

         14.02. The Tenant's Risk. The Tenant agrees to use and occupy the Premises and to use such other portions of the Building and the Land as Tenant is herein given the right to use at Tenant's sole risk; and Landlord shall have no responsibility or liability for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant. Tenant agrees that in all events Tenant is responsible for providing security to the Premises and its own personal and invitees.

         14.03. Injury Caused by Third Parties. The Tenant agrees that Landlord shall not be responsible or liable to Tenant, or to those claiming by, through, or under Tenant, for any loss or damage resulting to Tenant or those claiming by, through, or under Tenant, or its or their property, that may be occasioned by or through the acts or omissions of persons occupying any part of the Building, or for any loss or damage from the breaking, bursting, crossing, stopping, or leaking of electric cables and wires, and water, gas, sewer, or steam pipes, or like matters.

         14.04. No Consequential or Indirect Damages. In no event shall either Landlord or Tenant be liable for any consequential or indirect damages.

         14.05. Landlord's Indemnity. Landlord agrees to hold Tenant harmless and to defend, exonerate and indemnify Tenant from and against any and all claims, liabilities, or penalties asserted by or on behalf of any third party (i.e. any person, firm, corporation or public authority) for damage to property or injuries to persons on account of or based upon any injury to persons, or loss of or damage to property, sustained or occurring in the Building or on the Land to the extent arising from the Landlord's intentional acts, negligence or other misconduct, or the intentional acts, negligence or misconduct of Landlord's contractors, licensees, agents, servants, employees, or customers, or anyone claiming by or through Landlord.
..
         This indemnity and hold harmless agreement shall include, without limitation, indemnity against all expenses, attorney's fees and liabilities reasonably incurred in connection with any such claim or proceeding brought thereon and the defense thereof with counsel reasonably acceptable to Tenant. At the request of Tenant, Landlord shall defend any such claim or proceeding directly on behalf and for the benefit of Tenant.


                                   ARTICLE 15
                                    Insurance

         15.01. Public Liability Insurance. The Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the duration of the Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, (a) a policy of commercial general liability insurance, written on an occurrence basis and including contractual liability coverage to cover any liabilities assumed under this Lease, insuring against all claims for injury to or death of persons or damage to property on or about the Premises or arising out of the use of the Premises, including products liability, and completed operations liability, and (b) automobile liability insurance covering all owned vehicles, hired vehicles, and all other non-owned vehicles. Each such policy shall designate Tenant as a named insured and Landlord, its managing agent, if any, and any mortgagees (as may be set forth in a notice given from time to time by Landlord) shall be named as additional insureds, as their interests appear.

         Each such policy shall expressly provide that it shall not expire or be amended or canceled without at least thirty (30) days' prior written notice to Landlord in each instance and that the interests of Landlord thereunder or therein shall not be affected by any breach by Tenant of any policy provision, and a duplicate original or certificate thereof shall be delivered to Landlord. The minimum limits of liability of such insurance shall be in an amount of not less than the greater of (a) $10,000,000 or (b) such amount as determined by Landlord in its reasonable discretion to be the amounts then customarily being carried on like property in the greater Boston area.

         15.02. Hazard Insurance. The Tenant agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the duration of the Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises, a policy insuring any leasehold improvements paid for by Tenant and all fixtures, equipment, and other personal property of Tenant against damage or destruction by fire or other casualty in an amount equal to the full replacement cost of such property. Tenant shall also maintain insurance against such other hazards as may from time to time reasonably be required by Landlord, provided that such insurance is customarily carried in the area in which the Premises are located on property similar to the Building and that Tenant receives written notice specifying all such additional insurance as may be required. At Landlord's request, any such policies of insurance shall name any such mortgagee as loss payee under a standard mortgagee's clause and Tenant will provide Landlord with proof of such insurance.

         The Landlord shall maintain in full force throughout the duration of the Lease a policy of insurance upon the Building and its fixtures and equipment (excluding work, installations, improvements and equipment installed by Tenant and other tenants of the Building) against loss or damage covered under fire, extended coverage and commercially reasonable all risk insurance, as is customarily carried in the area in which the Premises are located on property similar to the Building, in an amount equal to the full insurable value thereof, excluding foundations and footings. Upon Tenant's request, Landlord will provide Tenant with proof of such insurance.

         15.03. Construction Period Insurance. At any time when demolition or construction work is being performed on or about the Premises or Building by or on behalf of Tenant, the Tenant shall keep in full force and effect the following insurance coverage:

         (1) builder's risk completed value (non-reporting form) in such form and affording such protections as required by Landlord, naming Landlord and its mortgagees as additional insureds; and

         (2) workers' compensation or similar insurance in form and amounts required by law.

         Tenant shall cause a certificate or certificates of such insurance to be delivered to Landlord prior to the commencement of any work in or about the Building or the Premises, in the Event of Default of which Landlord shall have the right, but not the obligation, to obtain any or all such insurance at the expense of Tenant, in addition to any other right or remedy of Landlord. The provisions of this Section 15.03 shall survive the expiration or earlier termination of this Lease.

         15.04. Rental Abatement Insurance. Landlord may elect to keep and maintain in full force and effect during the Lease Term, rental abatement insurance against abatement or loss of Rent in case of fire or other casualty, in an amount at least equal to the amount of the Rent payable by Tenant during the then current lease year as reasonably determined by Landlord. All premiums for such insurance shall be included in Common Area Maintenance Charges for the purposes of this Lease.

         15.05. Insurance Requirements. All policies required under this Article 15 shall be obtained from responsible companies qualified to do business in the state in which the Premises are located and in good standing therein.


                                   ARTICLE 16
                              Waiver of Subrogation

         16.01. Waiver of Subrogation. Insofar as and to the extent that the following provisions may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in The Commonwealth of Massachusetts (even though extra premium may result therefrom): Landlord and Tenant mutually agree that with respect to any loss which is covered by insurance then being carried by them, the one carrying such insurance and suffering said loss releases the other of and from any and all claims with respect to such loss but only to the extent of recovery, if any, under such insurance; and they further mutually agree that their insurance companies shall have no right of subrogation against the other on account thereof. In the event that an additional premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. If, at the agreement of both parties, this release and non-subrogation provision is waived, then the obligation of reimbursement shall cease for such period of time as such waiver shall be effective.


                                   ARTICLE 17
                              Damage or Destruction

         17.01. Substantial Damage. If more than fifty percent (50%) of the Building shall be damaged by fire or other casualty either Landlord or Tenant may, at its option, terminate this Lease by notifying the other party in writing of such termination within ninety (90) days after the date of such damage. If this Lease is so terminated, Rent shall be abated as of the date of such damage, and Tenant shall be relieved of all its obligations, both monetary and otherwise, under this Lease accruing after the date of such damage.

         17.02. Restoration. If this Lease is not terminated pursuant to Section 17.01, Landlord shall, within thirty (30) days after receipt by Landlord of the Proceeds payable in respect of such fire or other casualty, proceed with reasonable diligence to repair and restore the Building (subject to Force Majeure) to substantially the same condition in which it was immediately prior to the occurrence of the casualty. Landlord shall not be required to rebuild, repair, or replace any part of Tenant's furniture, furnishings or fixtures or equipment, except to the extent the Proceeds are paid for such items. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. Notwithstanding any provision of this Section 17.02 to the contrary, if Landlord shall not have commenced such repair or restoration within ninety (90) days following such casualty or having commenced such repairs or restoration, the Premises are not readied for occupancy within nine (9) months following such casualty, Tenant shall, have the option to terminate this Lease, exercised by written notice within thirty (30) days after the expiration of said nine (9) month period.


                                   ARTICLE 18
                                 Eminent Domain

         18.01. Total Taking. If the entire Premises should be the subject of a Taking, then this Lease shall terminate as of the date when notice of taking of the Premises is filed by the condemning authority with the Registry of Deeds.

         18.02. Partial Taking. If there occurs a Partial Taking of the Premises, Tenant may terminate this Lease in which event this Lease shall terminate as of the date when physical possession of such portion of the Building or Premises is taken by the condemning authority. If upon any such Partial Taking this Lease is not terminated, Rent shall be abated by an amount representing that part of the Rent properly allocable to the portion of the Premises so taken and Landlord shall undertake restoration of the Premises consistent with the requirements of Section 17.02 above.

         18.03. Awards and Proceeds. All Proceeds payable in respect of a Taking shall be the property of Landlord, except such portion of the Proceeds as may be attributable to Tenant's personal property, fixtures, equipment, and relocation expenses. Tenant hereby assigns to Landlord all rights of Tenant in or to such Proceeds, provided that Tenant shall be entitled to separately petition the condemning authority for a separate award for its personal property, fixtures, equipment, and relocation expenses.


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                                   ARTICLE 19
                                 Quiet Enjoyment

         19.01. Landlord's Title Covenants. Landlord covenants and agrees that Landlord has good clear record and marketable title to the Premises subject only to the encumbrances listed in Exhibit E and that it has good right, full power and lawful authority to demise and lease the Premises as provided in this Lease. Landlord covenants and agrees that upon Tenant's paying the Rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall peaceably and quietly have, hold and enjoy the Premises during the Lease Term hereof subject, however, to all of the terms of this Lease. Landlord hereby covenants and agrees, as a condition to the obligations of Tenant under this Lease, (a) to obtain and deliver to Tenant simultaneous with the execution of this Lease non-disturbance, attornment and recognition agreements in commercially reasonable form satisfactory to Tenant from all parties having an interest in the Premises senior to this Lease, including (i) the Fall River Redevelopment Authority with respect to the Ground Lease, (ii) the mortgagee of the fee interest of the Fall River Redevelopment Authority in the Land, and (iii) Landlord's mortgagee, and (b) to deliver to Tenant evidence of the termination of the existing lease between Landlord and Main Street Textiles, Inc.


19.02.      Subordination.

         (a) If any holder of a mortgage or holder of a ground lease of property which includes the Premises, executed and recorded subsequent to the date of this Lease, shall so elect, the interest of Tenant hereunder shall be subordinate to the rights of such holder, provided that such holder shall agree to recognize in writing the rights of Tenant under this Lease upon the terms and conditions set forth herein, and the performance by Tenant of Tenant's obligations hereunder; or

         (b) If any holder of a mortgage or holder of a ground lease of property which includes the Premises executed and recorded prior to the date of this Lease shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such holder, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

                  The election of any such holder as to Subsection (a) above shall be exercised by notice to Tenant, in the same fashion as notices under this Lease are given by Landlord to Tenant, and, if such notice is given, such subordination shall be effective as to all advances then or thereafter made by such holder under such mortgage or in connection with such ground lease. Any election as to Subsection (b) above shall become effective upon either notice from such holder to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument, in which such holder subordinates its rights under such mortgage or ground lease to this Lease.

         (c) Forthwith upon the request of Landlord, the holder of any mortgage or deed of trust affecting the Premises, or the lessor under any ground lease affecting the Premises, Tenant shall execute and deliver to such party an attornment agreement providing that Tenant shall attorn to such holder or lessor in the event of a foreclosure of such mortgage or deed of trust or transfer in lieu thereof or a termination of such ground lease and incorporating such other terms and conditions as such party may reasonably require, provided that such agreement includes an agreement by such other party to recognize the rights of Tenant under this Lease.

         (d) Tenant agrees on request of Landlord to execute and deliver from time to time any instrument that Landlord may reasonably deem necessary to implement the provisions of this Article 19, provided the same does not alter the terms and provisions of this Lease nor decrease the rights of Tenant hereunder.

         19.03. Prior Notice to Mortgagee. After receiving notice from any person, firm, or other entity (or from Landlord on behalf of any such person, etc.) that it holds a mortgage which includes the Premises as part of the mortgaged premises, or that it is the ground lessor under a lease with Landlord as ground lessee, which includes the Premises as a part of the demised premises, no notice from Tenant to Landlord shall be effective unless and until a copy of the same is given to such holder or ground lessor, and the curing of any of Landlord's defaults by such holder or ground lessor shall be treated as performance by Landlord. Accordingly, no act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder shall have such an effect unless and until Tenant shall have first given written notice to such holder or ground lessor, if any, specifying the act or failure to act on the part of Landlord which could or would give basis to Tenant's rights.

         19.04. Assignment of Rents. With reference to any assignment by Landlord of Landlord's interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the holder of a mortgage or ground lease on property which includes the Premises, Tenant agrees:

         (a) that the execution thereof by Landlord, and the acceptance thereof by the holder of such mortgage, or the ground lessor, shall never be treated as an assumption by such holder or ground lessor of any of the obligations of Landlord hereunder, unless such holder or ground lessor shall, by notice sent to Tenant, specifically otherwise elect; and

         (b) that, except as aforesaid, such holder or ground lessor shall be treated as having assumed Landlord's obligations hereunder only upon and only with respect to obligations occurring after foreclosure of such holder's mortgage and the taking of possession of the Premises, or in the case of a ground lessor, the assumption of Landlord's position hereunder by such ground lessor.


                                   ARTICLE 20
                                Events of Default

         20.01. Events of Default by Tenant. The following shall constitute Events of Default hereunder:

         (1)      The occurrence of any event set forth in Article 21 hereof;

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         (2) The failure of Tenant to pay Rent when the same shall be due and payable and the continuance of such failure for a period of five (5) business days following delivery of written notice thereof;


         (3) The failure of Tenant to keep, observe or perform any of the nonmonetary covenants, conditions and agreements herein contained on Tenant's part to be kept, observed or performed and the continuance of such failure without the curing of same for a period of thirty (30) days after receipt by Tenant of a notice in writing from Landlord provided, however, if such default cannot be cured within such thirty (30) day period, no Event of Default shall be deemed to have occurred hereunder provided that Tenant shall commence such cure within such thirty-day period and diligently prosecute such cure to completion.


         20.02 Events of Default by Landlord. If Landlord shall be in default hereunder, which default shall continue for thirty (30) days after written notice thereof from Tenant (except in the case of emergency relating to persons or property, in which case telephonic notice to Landlord shall be sufficient), then in addition to any other right or remedy of Tenant under this Lease or otherwise, Tenant shall have the right, but not the obligation, to cure such default, in which event, after Tenant so cures, Landlord shall pay to Tenant within twenty (20) days of invoice therefor, the reasonable costs paid by Tenant in such cure. In the event that Landlord fails to make timely payment of Tenant's invoice with respect to an obligation of Landlord hereunder arising under the provisions of Article 10 (Hazardous Materials). Tenant shall be entitled to an abatement of monthly Basic Rent hereunder until such costs have been recovered by Tenant. In the event that Landlord fails to timely make payment of Taxes (Section 6.01) or insurance premiums (Section 15.02), or if Landlord is in default of its obligations under Section 7.04 (Maintenance by Landlord), Tenant shall have the right to make direct payment of such costs, which payments shall be deemed to satisfy the obligations of Tenant under
Article 6 (Additional Rent: Taxes, Insurance, and Common Area Maintenance) with respect to the item as to which Landlord is in default. Except for the foregoing, Tenant shall not be entitled to an offset or abatement of Rent occasioned by the default of Landlord hereunder.



                                   ARTICLE 21
                                   Insolvency

         21.01. Insolvency. If (1) there occurs with respect to Tenant or Tenant's guarantor an Insolvency or (2) any execution or attachment is issued against Tenant or any of its property and as a result thereof the Premises are taken or occupied by some Person other than the Tenant, except as may herein be permitted, then an Event of Default hereunder shall be deemed to have occurred so that the provisions of Article 22 hereof shall become effective and Landlord shall have the rights and remedies provided for therein.


                                   ARTICLE 22
                     Landlord's Remedies; Damages on Default

         22.01. Landlord's Remedies. If an Event of Default shall occur and be continuing and the applicable cure period, if any, has lapsed, Landlord may, at its option, give to Tenant a notice terminating this Lease upon a date specified in such notice, which date shall be not less than ten (10) Business Days after the date of delivery to Tenant of such notice from Landlord, and upon the date specified in said notice, the term and estate hereby vested in Tenant shall cease and any and all other right, title and interest of Tenant hereunder shall likewise cease without further notice or lapse of time, as fully and with like effect as if the entire Lease Term had elapsed, Tenant in such event waiving all statutory rights of redemption, but Tenant shall continue to be liable to Landlord as hereinafter provided.

         22.02. Surrender. Upon any termination of this Lease as the result of an Event of Default, Tenant shall quit and peacefully surrender the Premises to Landlord, upon or at any time after any such termination, and, subject to applicable law, Landlord may, without further notice, enter the Premises and possess itself thereof by summary proceedings, and subject to applicable law may dispossess Tenant and remove Tenant and all other Persons and property from the Premises and may have, hold and enjoy the Premises and the right to receive all rental income of and from the Premises.

         22.03. Right to Relet. At any time or from time to time after any such termination, Landlord may relet the Premises or any part thereof, an the name of Landlord or otherwise, for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Lease Term) and on such conditions (which shall be for such market rent as may be attainable, but which may include concessions or free rent) as Landlord, in its reasonable discretion, may determine, and may collect and receive the rents therefor. Landlord shall use its reasonable efforts to relet the Premises, but otherwise shall in no way be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting.

          22.04. Intentionally omitted.

         22.05. Damages. In the event of any such termination, Tenant shall pay to the Landlord the Rent up to the date of such termination. In addition, Tenant shall reimburse Landlord for or pay all costs for the prompt removal from the Premises and storage of its machinery, equipment and other personal property and the costs of promptly restoring the Premises. Further, Tenant shall, at the election of the Landlord (which election may be made or changed at any time and from time to time), either (a) pay as damages for the remaining unexpired term of this Lease as if this Lease had not been terminated and at the same time and in the same installments as Rent Payments are specified in the Lease, sums equal to the excess of (i) the Rent over (ii) the net rental sums actually received by the Landlord with respect to the Premises for the period to which the Rent relates (after deducting all unreimbursed expenses of Landlord incurred in reletting the Premises, including without limitation, all repossession costs brokerage commissions, legal expenses, reasonable attorneys' fees, alteration costs, and expenses of preparation for such reletting), or (b) pay as damages for the then unexpired term, the discounted present value (calculated at the then prime rate published by the Wall Street Journal) of the difference between:

         (1) the aggregate Rent which would have been payable under this Lease by Tenant from the date of such termination until the Stated Expiration Date, and

         (2) the fair and reasonable rental value of the Premises for the same period, less all of Landlord's reasonable estimate of expenses to be incurred in connection with reletting the Premises, including, without limitation, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees, alteration costs, and expenses of preparation for such reletting.

         If the Premises or any part thereof are relet by the Landlord to a party unrelated to Landlord before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be, prima facie, the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

         Nothing herein contained shall limit or prejudice the right of the Landlord to prove and obtain as damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

         22.06. Right to Equitable Relief. If there shall occur an Event of Default or threatened Event of Default, Landlord shall be entitled to enjoin such Event of Default or threatened Event of Default and shall have the right to invoke any right and remedy allowed at law or in equity or by statute or otherwise as though re-entry, summary proceedings and other remedies were not provided for in this Lease.

         22.07. Right to Self Help. If an Event of Default shall occur and be continuing and the applicable cure period, if any, shall have lapsed, Landlord shall have the right, but not the obligation, subject to applicable law, to enter upon the Premises and to perform such obligation notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such Event of Default. In performing such obligation, Landlord may make any payment or perform any other act reasonably required in connection therewith. The aggregate of (i) all sums so paid by Landlord (ii) interest (at the Default Rate) on such sum plus all Rent not paid when due and (iii) all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be deemed to be Rent under this Lease and shall be payable to Landlord within twenty (20) days of invoice therefor. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

         22.08. Further Remedies. Upon any termination of this Lease pursuant to
Section 22.01, or at any time thereafter, Landlord may, in addition to and without prejudice to any other rights and remedies Landlord shall have at law or in equity but subject to applicable law, re-enter the Premises, and recover possession thereof and may dispossess any or all occupants of the Premises in the manner prescribed by the statute relating to summary proceedings, but Tenant in such case shall remain liable to Landlord as hereinbefore provided. Any and all rights and remedies which Landlord may have under this Lease, and at law and in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of such rights and remedies may be exercised at the same time so far as permitted by law, provided that the recovery of Landlord does not exceed amounts due Landlord under the provisions of this Article 22.

         22.09. Late Charge and Default Rate. If Tenant shall fail to pay any Rent when the same is due, Tenant shall be obligated to pay a late payment charge equal to five percent (5%) of the Rent payment not so paid when due to reimburse Landlord for its additional administrative costs. In addition to any late payment charge which might otherwise be due, any Rent under this Lease which is not paid when due shall bear interest at the Default Rate from the first day due until such Rent plus all interest accrued thereon is paid in full.


                                   ARTICLE 23
                                     Waivers

         23.01. No Waivers. Failure of either party to complain of any act or omission on the part of either party no matter how long the same may continue, shall not be deemed to be a waiver by a party of any of its rights hereunder. No waiver by either party at any time, expressed or implied, of any breach of any provision of this Lease shall be deemed a waiver of a breach of any other provision of this Lease or a consent to any subsequent breach of the same or any other provision. No acceptance by either party of any partial payment shall constitute an accord or satisfaction but shall be deemed a partial payment on account.


                                   ARTICLE 24
                                 Lease Guaranty

         24.01. Lease Guaranty. All of the obligations of the Tenant, financial and otherwise, shall be unconditionally guaranteed by Quaker Fabric Corporation (the "Guarantor"), which shall execute a Lease Guaranty in the form attached hereto as Exhibit D.


                                   ARTICLE 25
                               General Provisions

         25.01. Force Majeure. In the event that Landlord or Tenant shall be delayed, hindered in or prevented from the performance of any act required hereunder other than the payment of Rent by reason of Force Majeure, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

         25.02. Notices and Commissions. All notices, demands, requests and other communications provided for or permitted under this Lease shall be in writing, either delivered by hand or sent by first-class mail, postage prepaid, or by recognized overnight courier, to the following addresses:

         (a) if to Landlord at the address stated in Section 1.01 hereof, or at such other address as the Landlord shall have designated in writing to the Tenant, with a copy to such Persons as Landlord shall have designated in writing to Tenant, or

         (b) if to Tenant at the address stated in Section 1.01 hereof, or at such other address as the Tenant shall have designated in writing to the Landlord, with a copy to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 Attn: Katharine E. Bachman, Esq., or to such other Persons as Tenant shall have designated in writing to Landlord.

         (c) if to any mortgagee as to which Tenant has received notice pursuant to the provisions of Section 19.03 above, to the address set forth in such notice.

                  Any notice provided for herein shall be deemed given (1) if mailed, three (3) days after deposit with the U.S. Mail, (b) if by overnight courier service, one (1) day after deposit with such service, or (c) if in hand, when delivered with receipt acknowledged.

         25.03. Estoppel Certificates. Landlord and Tenant shall, without charge, at any time and from time to time hereafter, within ten (10) days after written request of the other, certify by written instrument duly executed and acknowledged to the other party, and any mortgagee or purchaser, or proposed mortgagee or proposed purchaser, or any other Person specified in such request:
(a) as to whether this Lease has been supplemented or amended, and if so, the substance and manner of such supplement or amendment, (b) as to the validity and force and effect of this Lease, in accordance with its tenor as then constituted, (c) as to the existence of any Event of Default, (d) as to the existence of any offsets, counterclaims or defenses thereto on the part of such other party, (e) as to the Term Commencement Date and Stated Expiration Date, and (f) as to any other matters as may be reasonably requested. Any such certificate may be relied upon by the party requesting it and any other Person to whom the same may be exhibited or delivered, and the contents of such certificate shall be binding on the certifying party.

         25.04. Intentionally Omitted.

         25.05. Holding Over. If Tenant occupies the Premises after the Lease Termination Date, Tenant shall be a tenant-at-sufferance only subject to all of the terms and provisions of this Lease at 150% the then effective Rent. Such a holding over, even if with the consent of the Landlord, shall not constitute an extension or renewal of this Lease.

         25.06. Governing Law. This Lease and the performance thereof shall be governed, interpreted, construed and regulated by the laws of the Commonwealth of Massachusetts.

         25.07. Partial Invalidity. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         25.08. Notice of Lease. Tenant shall not record this (or a copy of this) Lease with the Registry of Deeds. Landlord and Tenant shall at any time, at the request of either one, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a Notice of Lease, setting forth a description of the Premises, the Lease Term, Tenant's rights under
Section 2.02 and other portions thereof, excepting the rental and purchase provisions, as either party may reasonably request. Notwithstanding the foregoing, Tenant may make such disclosure of this Lease as may be required from time to time by the Securities and Exchange Commission and any other governmental agency having jurisdiction over Tenant.

         25.09. Interpretation. The section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof. This Lease may be executed in several counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. The term "Landlord" whenever used herein, shall mean only the owner at the time of Landlord's interest herein, and upon any sale or assignment (other than as collateral security for a loan) of the interest of Landlord herein, its respective successors in interest and/or assigns shall, during the term of ownership of its respective estates herein, be deemed to be Landlord and the liability of Landlord, if any, hereunder shall in any event be limited to the Landlord's interest in the Building and the Land.

         25.10. Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant, and no oral statement or prior written matter shall have any force or effect. This Agreement shall not be modified or cancelled except by writing executed by Landlord and Tenant.

         25.11. Parties. Except as herein otherwise expressly provided, the covenants, conditions and agreements contained in this Lease shall be binding upon the heirs, successors and assigns of the parties hereto.

         25.12. Brokerage. Tenant represents and warrants that it has dealt with no broker in connection with this Lease transaction and agrees to defend, with counsel approved by Landlord, indemnify and save Landlord harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any broker or agent, with respect to Tenant's dealings in connection with this Lease.

         Landlord represents and warrants that it has dealt with no broker in connection with this Lease transaction and agrees to defend, with counsel approved by Tenant, indemnify and save Tenant harmless from and against any and all cost, expense or liability for any compensation, commissions or charges claimed by any broker or agent, with respect to Landlord's dealings in connection with this Lease.

         25.13. Nonrecourse. By the execution and delivery hereof, Tenant hereby covenants and agrees that, in the event of any claim against Landlord, Tenant shall look solely to Landlord's interest in the Building and the Land and that neither Landlord nor any trustee, beneficiary, partner, manager, member, shareholder, director or officer of Landlord or such beneficiary shall have any personal liability hereunder. In the event that the Landlord's estate and property in the Building and the Land is sold or transferred, Tenant shall be given written notice thereof, Landlord, its trustees and beneficiaries and all officers, directors and employees thereof shall thereupon be relieved of all obligations and liabilities hereunder thereafter arising or occurring, and the purchaser or transferee thereof shall thereupon be deemed to assume and to have agreed to perform and observe all obligations and liabilities hereunder thereafter arising or occurring or based on occurrences or situations thereafter arising or occurring.

         25.14. No Offer. The submission of a draft of this Lease or a summary of some or all of its provisions does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord or Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been executed by both Landlord and Tenant and a fully executed copy delivered.

         25.15. General Provisions. For all purposes of this Lease unless otherwise expressed and provided herein or therein or unless the context otherwise requires:

         (a) The words herein, hereof, hereunder and other words of similar import refer to this Lease as a whole and not to any particular article, section or other subdivision of this Lease.

         (b) A pronoun in one gender includes and applies to the other genders as well.

         (c) Each definition stated in Section 1.01 or 25.16 of this Lease applies equally to the singular and the plural forms of the term or expression defined.

         (d) Any reference to a document defined in Section 25.l6 of this Lease is to such document as originally executed, or, if modified, amended or supplemented in accordance with the provisions of this Lease, to such document as so modified, amended or supplemented and in effect at the relevant time of reference thereto.

         (e) All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

         (f) All references in Section 1.01 hereof are subject to the specific definitions thereof (if any) in Section 25.16 hereof.

         25.16. Terms Defined. Each term or expression set forth above in
Section 1.01 hereof or below in this Section 25.16 has the meaning stated immediately after it.

         Additional Rent. All sums and other charges (other than Basic Rent) due from Tenant to Landlord or incurred by Landlord including, but not limited to, sums and other charges incurred as the result of an Event of Default.

         Authorizations. All franchises, licenses, permits and other governmental consents issued by Governmental Authorities pursuant to Legal Requirements which are or may be required for the use and occupancy of the Premises and the conduct or continuation of a Permitted Use therein.

         Building. The Building located on the Land.


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



         Business Day. A day which is not a Saturday, Sunday or other day on which banks in Boston, Massachusetts, are authorized or required by law or executive order to remain closed.

         Calendar Year. The First Calendar Year, the Last Calendar Year and any full calendar year (January 1 through December 31) occurring during the Lease Term.

         Common Areas. All areas devoted to the common use of the occupants of the Building, including without limitation all parking areas, driveways, walkways, and landscaped areas.

         Corporation. A corporation, company, association, business trust or similar organization wherever formed.

         Default Rate. An annual rate of interest equal to the lesser of (a) an annual rate which shall be four (4) percent points above the then current Base Rate, so called, being charged by the Bank of America, N.A. or (b) the maximum rate permissible from time to time under applicable law.

         Event of Default. Any event or condition specified in (a) Article 20 hereof (if all applicable periods for the giving of notice or lapse of time or both have been fulfilled) or (b) in Article 21 hereof.

         First Calendar Year. The partial Calendar Year period commencing on the Term Commencement Date and ending on the next succeeding December 31.

         Force Majeure. Acts of God, strikes, lock outs, labor troubles, inability to procure materials, failure of power, riots and insurrection, acts of the public enemy, wars, earthquakes, hurricanes and other natural disasters, fires, explosions, any act, failure to act or default of the other party to this Lease or any other reason reasonably beyond the control of any party to this Lease; provided however, lack of money shall not be deemed such a cause.

         Governmental Authority. United States of America, the Commonwealth of Massachusetts, the City of Fall River, County of Bristol, and any political subdivision thereof and any instrumentality of and any of them.

         Ground Lease.  Defined in section defining "Title Conditions".

         Insolvency. The occurrence with respect to any Person of one or more of the following events: the death, dissolution, termination of existence (other than by merger or consolidation), insolvency, appointment of a receiver for all or substantially all of the property of such person, the making of a fraudulent conveyance or the execution of an assignment or trust mortgage for the benefit of creditors by such Person, or the filing of a petition of bankruptcy or the commencement of any proceedings by or against such Person under a bankruptcy, insolvency or other law relating to the relief or the adjustment of indebtedness, rehabilitation or reorganization of debtors; provided that if such petition or commencement is involuntarily made against such a Person and is dismissed within ninety (90) days of the date of such filing or commencement, such events shall not constitute an insolvency hereunder.


                                       30



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         Insurance Requirements. All terms of any policy of insurance maintained by Landlord or Tenant and applicable to (or affecting any condition, operation, use or occupancy of) the Building or the Premises or any part or parts of either and all requirements of the issuer of any such policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters
(or any other body exercising similar functions).

         Land. The Land, in the City of Fall River, County of Bristol, Commonwealth of Massachusetts, known as 81 Commerce Drive, Fall River, Massachusetts as described on Exhibit E.

         Landlord. As defined in the preamble hereof.

         Last Calendar Year. The partial Calendar Year commencing on January 1 of the Calendar Year in which the Lease Termination Date occurs of the Lease Term and ending on the Lease Termination Date.

         Lease Term. The period commencing on the Term Commencement Date and ending on the Lease Termination Date.

         Lease Termination Date. The earlier to occur of (1) the Stated Expiration Date, as the same may be extended by the exercise of one or more options to extend the term of the Lease, (2) the termination of this Lease as the result of an Event of Default, (3) the termination of this Lease pursuant to Articles 17 (Damage or Destruction) or 18 (Eminent Domain) hereof.

         Lease Year. A period commencing on the Term Commencement Date (or an anniversary thereof) and ending on the Day before the next succeeding anniversary thereof. For example, the first Lease Year is a period commencing on the Term Commencement Date and ending on the day before the first anniversary thereof. The last Lease Year shall end on the Lease Termination Date.

         Legal Requirements. All laws, statutes, codes, ordinances, by-laws (and all rules and regulations thereunder), all executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any Governmental Authority which may at any time be applicable to parts or appurtenances of the Premises or Building or to any condition or use thereof and the provisions of all Authorizations.

         Minor Non-Structural Alteration.  As defined in Section 7.02.

         Partial Taking. Any Taking which is not a Total Taking.

         Permitted Exceptions. Any liens or encumbrances on the Premises set forth in Exhibit E.

         Person. An individual, a Corporation, a limited liability company, a company, a voluntary association, a partnership, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

         Premises. The portion of the Building referenced in Section 1.01 and shown on Exhibit A hereto together with the parking area designated for the exclusive use of Tenant's employees and


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invitees shown in Exhibit A-1 hereto, and the right in common with the others entitled thereto, to use the Common Areas.

         Proceeds. With respect to any Taking or occurrence described in Article 17 hereof, with respect to which any Person is obligated to pay any amount to or for the account of Landlord, the aggregate of (i) all sums payable or receivable under or in respect of any insurance policy, and (ii) all sums or awards payable in respect to a Taking.

         Rent. Basic Rent and all Additional Rent.

         Rentable Area of the Premises. The number of square feet stated in
Section 1.01, whether the internal area of the Premises (together with a proportionate share of the Building's Common Areas) should be more or less as a result of minor variations resulting from actual construction of the Building or Premises.

         Rules and Regulations. The rules and regulations referenced in Section
9.04 regulating the details of the operation and use of the Building.

         Stated Expiration Date. The last day of the last Lease Year of the Term stated in Section 1.01.

         Sublease. Defined in section defining "Title Conditions".

         Taking. The taking or condemnation of title to all or any part of the Land or the possession or use of the Building by a competent person for any public use or purpose or any proceeding or negotiations which might result in such a taking or any sale or lease in lieu of or in anticipation of such a taking.

         Taxes. All taxes, special or general assessments, water rents, rates and charges, sewer rents and rates, and other impositions, fees and charges imposed by Governmental Authorities of every kind and nature whatsoever, extraordinary as well as ordinary and each and every installment thereof which shall or may during the term of this Lease be charged, levied, laid, assessed, imposed, become due and payable or become liens upon or for or with respect to the Premises, Building, Land or any part thereof or on this Lease under or by virtue of all present or future Legal Requirements and any tax based on a percentage fraction or capitalized value of this Rent (whether in lieu of or in addition to the taxes hereinbefore described). Taxes shall not include inheritance, estate, excise, succession, transfer, gift, franchise, income, gross receipt, or profit taxes except to the extent such are in lieu of or in substitution for Taxes as now imposed on the Building, the Land, the Premises or this Lease or to linkage payments, so-called, made in connection with the permits and approvals issued for the base Building.

         Tenant. As defined in the preamble hereof.

         Tenant's Proportionate Share.  As described in Section 1.01.

         Term Commencement Date. As described in Section 3.01.


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                            [SIGNATURES ON NEXT PAGE]


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        EXECUTED as a sealed instrument on the day and year first above written.


                                              LANDLORD:

        By: CHARLES MCANSIN ASSOCIATES, A LIMITED PARTNERSHIP

                                              By:  MCDONNA, LLC
                                                   General Partner



                                              By:__________/s/__________________
                                                 Elkin McCallum
                                                 President

                                              TENANT:

                                              QUAKER FABRIC CORPORATION
                                              OF FALL RIVER


                                              By: _________/s/__________________
                                                  Larry A. Liebenow
                                                  President


                                       34